Exhibit 99.1

Mercantile Bank Corporation Reports Strong First Quarter 2020 Results

Continued strength in core profitability and solid commercial loan growth highlight quarter

GRAND RAPIDS, Mich., April 21, 2020 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $10.7 million, or $0.65 per diluted share, for the first quarter of 2020, compared with net income of $11.8 million, or $0.72 per diluted share, for the respective prior-year period. Proceeds from a bank owned life insurance claim and a gain on the sale of a former branch facility increased net income in the prior-year period by $1.8 million, or $0.11 per diluted share. Excluding the impacts of these transactions, diluted earnings per share increased $0.04, or approximately 7 percent, during the current-year first quarter compared to the prior-year first quarter.

“We are very pleased with our first quarter 2020 financial performance, which depicts the ongoing success of certain strategic initiatives,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our robust financial results reflect solid growth in the commercial loan portfolio, increased fee income, managed overhead costs, and sound asset quality.”

First quarter highlights include:

●	Robust earnings and capital position
●	Solid growth in key fee income categories
●	Controlled overhead costs
●	Strong asset quality
●	Annualized net commercial loan growth of approximately 5 percent
●	Residential mortgage loan originations up nearly 200 percent compared to the respective 2019 period
●	Continued strength in commercial loan and residential loan pipelines

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $36.9 million during the first quarter of 2020, compared to $37.3 million during the prior-year first quarter. Net interest income during the first quarter of 2020 was $30.3 million, down $0.3 million, or 1.1 percent, from the first quarter of 2019, reflecting a decreased net interest margin, which more than offset the positive impact of earning asset growth.

The net interest margin was 3.63 percent in the first quarter of 2020, compared to 3.88 percent in the first quarter of 2019. The yield on average earning assets was 4.54 percent during the first quarter of 2020, down from 4.89 percent during the prior-year first quarter primarily due to a decreased yield on commercial loans, which equaled 4.76 percent in the current-year first quarter compared to 5.32 percent in the respective 2019 period. The decreased yield on commercial loans primarily reflected reduced interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee significantly lowering the targeted federal funds rate by 225 basis points during the second half of 2019 and first three months of 2020.

The negative impact of the decreased yield on commercial loans on the yield on average earning assets was partially mitigated by an improved yield on securities, which equaled 4.73 percent and 2.82 percent during the first quarters of 2020 and 2019, respectively. The increased yield on securities mainly reflected the recording of $1.8 million in accelerated discount accretion on called U.S. Government agency bonds as interest income during the first three months of 2020. No accelerated discount accretion was recorded during the first three months of 2019. The accelerated discount accretion recorded during the first quarter of 2020 positively impacted the net interest margin by 22 basis points. As part of Mercantile’s interest rate risk management program, U.S. Government agency bonds are periodically purchased at discounts during rising interest rate environments; if these bonds are called during decreasing interest rate environments, the remaining unaccreted discount amounts are immediately recognized as interest income. The cost of funds declined from 1.01 percent during the first quarter of 2019 to 0.91 percent during the current-year first quarter primarily due to lower rates paid on deposit accounts, reflecting the declining interest rate environment.

Mercantile recorded provision expense of $0.8 million and $0.9 million during the first quarters of 2020 and 2019, respectively. The provision expense recorded during the first quarter of 2020 was primarily comprised of an increased allocation related to the economic conditions environmental factor; in addition, the provision expense also reflected ongoing net loan growth. The provision expense recorded during the first three months of 2019 mainly reflected ongoing net loan growth.

Noninterest income was $6.6 million during both the first quarter of 2020 and the prior-year first quarter. Noninterest income during the first quarter of 2019 included a bank owned life insurance claim of $1.3 million and a gain on the sale of a former branch facility of $0.6 million. Excluding the impacts of these transactions, noninterest income increased $1.8 million, or 38.1 percent, during the current-year first quarter compared to the respective 2019 period. The improved level of noninterest income primarily reflected increased mortgage banking activity income stemming from the ongoing success of strategic initiatives that were designed to increase market presence and a decrease in residential mortgage loan interest rates, which spurred a significant increase in refinance activity. Increased service charges on accounts, payroll processing fees, and credit and debit card income also contributed to the higher level of noninterest income.

Noninterest expense totaled $22.9 million during the first quarter of 2020, up $1.1 million, or 5.1 percent, from the prior-year first quarter. The higher level of expense primarily resulted from increased salary costs, mainly reflecting higher residential mortgage loan originator commissions and employee merit pay increases. In addition, higher occupancy and furniture costs, mainly reflecting increased depreciation expense associated with an expansion of Mercantile’s main office, and data processing costs, primarily depicting growth in transaction volume and new product offerings, contributed to the increased level of noninterest expense.

Mr. Kaminski commented, “We are pleased to once again report increases in key noninterest income revenue streams, and we remain focused on meeting growth objectives in a cost conscious manner. The noteworthy increase in mortgage banking activity income reflects a substantial increase in refinance activity stemming from the decline in residential mortgage loan interest rates, an increase in the percentage of originated loans being sold, and the continuing success of various initiatives that were implemented to increase market share, including the hiring of proven mortgage loan originators in our markets.”

Balance Sheet

As of March 31, 2020, total assets were $3.66 billion, up $24.5 million, or 0.7 percent, from December 31, 2019. Total loans increased $44.9 million, or 1.6 percent, during the first three months of 2020, and $102 million, or 3.6 percent, during the twelve months ended March 31, 2020. As of March 31, 2020, unfunded commitments on commercial construction and development loans totaled approximately $77 million, which are expected to be largely funded over the next 12 to 18 months.

Ray Reitsma, President of Mercantile Bank of Michigan, noted, “We are pleased with the net commercial loan growth achieved during the first three months of 2020, and we remain committed to growing the portfolio in a disciplined manner with a continuing emphasis on sound underwriting and risk-based pricing. Based on our current loan pipeline, we believe we will fund additional commercial loans in future periods. While we continue to devote resources to identify and attract new client relationships and meet the typical credit needs of our existing customers, much of our attention has now been diverted to help customers work through the challenges they are confronted with as a result of the COVID-19 pandemic. In addition to implementing commercial loan and retail loan payment deferral programs, we are actively participating in the Small Business Administration’s Paycheck Protection Program.”

As of March 31, 2020, commercial and industrial loans and owner-occupied commercial real estate loans combined represented approximately 59 percent of total commercial loans, a level that has remained relatively consistent and in line with internal expectations.

Total deposits at March 31, 2020 were $2.65 billion, down $45.0 million, or 1.7 percent, from December 31, 2019. Brokered deposits and local deposits were down $32.5 million and $12.5 million, respectively, during the first three months of 2020. The decline in local deposits in large part reflects the maturity of certain certificates of deposit that were not renewed during the first quarter of 2020. Mercantile did not aggressively seek to renew these certificates of deposit, which were opened as part of a special time deposit campaign that was introduced mid-first quarter 2019 and ended in early April 2019, due to its excess liquidity position. Wholesale funds were $495 million, or approximately 16 percent of total funds, as of March 31, 2020, compared to $487 million, or approximately 15 percent of total funds, as of December 31, 2019.

Asset Quality

Nonperforming assets at March 31, 2020, were $3.7 million, or 0.1 percent of total assets, compared to $2.7 million, or 0.1 percent of total assets, at December 31, 2019, and $4.5 million, or 0.1 percent of total assets, at March 31, 2019. The level of past due loans remains nominal, and loan relationships on the internal watch list have remained relatively consistent in number and dollar volume during the first three months of 2020. During the first quarter of 2020, loan charge-offs were nominal, while recoveries of prior period loan charge-offs equaled $0.2 million, providing for net loan recoveries of nearly $0.2 million, or an annualized 0.03 percent of average total loans.

Capital Position

Shareholders’ equity totaled $418 million as of March 31, 2020, an increase of $1.8 million from year-end 2019. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 12.9 percent as of March 31, 2020, compared to 13.0 percent at December 31, 2019. At March 31, 2020, the Bank had approximately $94 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,205,207 total shares outstanding at March 31, 2020.

As part of a $20 million common stock repurchase program announced in May 2019 and instituted in conjunction with the completion of its existing program that was introduced in January 2015 and later expanded in April 2016, Mercantile repurchased approximately 222,000 shares for $6.3 million, or a weighted average all-in cost per share of $28.25, during the first quarter of 2020. During the period of January 2015 through March 2020, Mercantile repurchased approximately 1,612,000 shares for $38.9 million, or a weighted average all-in cost per share of $24.13, under the original and new programs on a combined basis. Mercantile has elected to curtail stock repurchases to preserve capital for lending and other purposes while management assesses the potential impacts of the COVID-19 pandemic. Management has the ability to reinstate the buyback program as circumstances warrant.

Mr. Kaminski concluded, “The COVID-19 pandemic has presented the world with some great challenges. Our pandemic response plan, which is designed to accommodate evolving information and guidance provided by government agencies and health officials, focuses on protecting our employees and customers and doing our part to help stop the spread of the virus. In addition, the plan includes flexibility to ensure we are able to satisfactorily meet our customers’ banking needs. We entered this period of uncertainty from a position of financial strength, including a strong capital position, sound asset quality, and sufficient liquidity. These sources of financial strength and our commitment to community have allowed us to offer loan payment deferrals to many commercial and retail customers and to participate in the Small Business Administration’s Paycheck Protection Program.”

Investor Presentation

Mercantile has prepared presentation materials (the “Investor Presentation”) that management intends to use during its previously announced First Quarter 2020 conference call on Tuesday, April 21, 2020 at 10:00 Eastern Time, and from time to time thereafter in presentations about the Company’s operations and performance. The Investor Presentation also contains more detailed information relating to Mercantile’s COVID-19 pandemic response plan. These materials have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release, and are also available on Mercantile’s website at www.mercbank.com.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.6 billion and operates 40 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such comments are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies, including the significant disruption to financial market and other economic activity caused by the outbreak of COVID-19; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	MARCH 31,	DECEMBER 31,	MARCH 31,
	2020	2019	2019

ASSETS
Cash and due from banks	$49,781,000	$53,262,000	$46,322,000
Interest-earning deposits	186,938,000	180,469,000	168,572,000
Total cash and cash equivalents	236,719,000	233,731,000	214,894,000

Securities available for sale	312,147,000	334,655,000	337,876,000
Federal Home Loan Bank stock	18,002,000	18,002,000	18,002,000

Loans	2,901,543,000	2,856,667,000	2,799,639,000
Allowance for loan losses	(24,828,000)	(23,889,000)	(23,135,000)
Loans, net	2,876,715,000	2,832,778,000	2,776,504,000

Premises and equipment, net	59,143,000	57,327,000	50,109,000
Bank owned life insurance	70,613,000	70,297,000	69,789,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	3,443,000	3,840,000	5,084,000
Other assets	31,132,000	32,812,000	30,023,000

Total assets	$3,657,387,000	$3,632,915,000	$3,551,754,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$956,290,000	$924,916,000	$857,734,000
Interest-bearing	1,689,126,000	1,765,468,000	1,753,240,000
Total deposits	2,645,416,000	2,690,384,000	2,610,974,000

Securities sold under agreements to repurchase	133,270,000	102,675,000	111,235,000
Federal Home Loan Bank advances	394,000,000	354,000,000	384,000,000
Subordinated debentures	47,051,000	46,881,000	46,369,000
Accrued interest and other liabilities	19,261,000	22,414,000	15,447,000
Total liabilities	3,238,998,000	3,216,354,000	3,168,025,000

SHAREHOLDERS' EQUITY
Common stock	299,584,000	305,035,000	305,346,000
Retained earnings	114,012,000	107,831,000	83,107,000
Accumulated other comprehensive income/(loss)	4,793,000	3,695,000	(4,724,000)
Total shareholders' equity	418,389,000	416,561,000	383,729,000

Total liabilities and shareholders' equity	$3,657,387,000	$3,632,915,000	$3,551,754,000

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2020	March 31, 2019

INTEREST INCOME
Loans, including fees	$33,442,000	$35,789,000
Investment securities	4,017,000	2,441,000
Other interest-earning assets	475,000	407,000
Total interest income	37,934,000	38,637,000

INTEREST EXPENSE
Deposits	4,641,000	4,804,000
Short-term borrowings	40,000	104,000
Federal Home Loan Bank advances	2,212,000	2,234,000
Other borrowed money	724,000	850,000
Total interest expense	7,617,000	7,992,000

Net interest income	30,317,000	30,645,000

Provision for loan losses	750,000	850,000

Net interest income after provision for loan losses	29,567,000	29,795,000

NONINTEREST INCOME
Service charges on accounts	1,222,000	1,077,000
Credit and debit card income	1,361,000	1,337,000
Mortgage banking income	2,627,000	1,057,000
Payroll services	577,000	505,000
Earnings on bank owned life insurance	336,000	1,630,000
Other income	427,000	1,026,000
Total noninterest income	6,550,000	6,632,000

NONINTEREST EXPENSE
Salaries and benefits	13,528,000	13,015,000
Occupancy	2,059,000	1,762,000
Furniture and equipment	778,000	635,000
Data processing costs	2,483,000	2,216,000
Other expense	4,092,000	4,202,000
Total noninterest expense	22,940,000	21,830,000

Income before federal income tax expense	13,177,000	14,597,000

Federal income tax expense	2,504,000	2,773,000

Net Income	$10,673,000	$11,824,000

Basic earnings per share	$0.65	$0.72
Diluted earnings per share	$0.65	$0.72

Average basic shares outstanding	16,350,281	16,429,571
Average diluted shares outstanding	16,351,559	16,435,176

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly
(dollars in thousands except per share data)	2020	2019	2019	2019	2019
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
EARNINGS
Net interest income	$30,317	31,168	31,605	31,116	30,645
Provision for loan losses	$750	(700)	700	900	850
Noninterest income	$6,550	7,312	6,676	6,334	6,632
Noninterest expense	$22,940	23,335	22,027	22,087	21,830
Net income before federal income tax expense	$13,177	15,845	15,554	14,463	14,597
Net income	$10,673	13,317	12,600	11,715	11,824
Basic earnings per share	$0.65	0.81	0.77	0.71	0.72
Diluted earnings per share	$0.65	0.81	0.77	0.71	0.72
Average basic shares outstanding	16,350,281	16,373,458	16,390,203	16,428,187	16,429,571
Average diluted shares outstanding	16,351,559	16,375,740	16,393,078	16,434,714	16,435,176

PERFORMANCE RATIOS
Return on average assets	1.19%	1.45%	1.38%	1.33%	1.39%
Return on average equity	10.20%	12.87%	12.39%	12.08%	12.75%
Net interest margin (fully tax-equivalent)	3.63%	3.63%	3.71%	3.79%	3.88%
Efficiency ratio	62.22%	60.64%	57.54%	58.98%	58.56%
Full-time equivalent employees	626	619	624	652	631

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.69%	5.01%	5.06%	5.18%	5.21%
Yield on securities	4.73%	2.90%	2.99%	2.85%	2.82%
Yield on other interest-earning assets	1.22%	1.65%	2.15%	2.38%	2.40%
Yield on total earning assets	4.54%	4.61%	4.73%	4.85%	4.89%
Yield on total assets	4.23%	4.31%	4.42%	4.53%	4.56%
Cost of deposits	0.70%	0.79%	0.83%	0.85%	0.77%
Cost of borrowed funds	2.31%	2.36%	2.35%	2.40%	2.43%
Cost of interest-bearing liabilities	1.36%	1.47%	1.52%	1.55%	1.47%
Cost of funds (total earning assets)	0.91%	0.98%	1.02%	1.06%	1.01%
Cost of funds (total assets)	0.85%	0.91%	0.95%	0.99%	0.94%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$285	316	327	569	211
Trust preferred - increase interest expense	$171	171	171	171	171
Core deposit intangible - increase overhead	$397	397	397	450	477

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$132,859	110,611	132,852	80,205	44,932
Purchase mortgage loans originated	$46,538	49,407	61,839	41,986	29,891
Refinance mortgage loans originated	$86,321	61,204	71,013	38,219	15,041
Mortgage loans originated with intent to sell	$95,327	81,590	104,890	49,396	21,502
Net gain on sale of mortgage loans	$2,086	3,062	2,886	1,419	698

CAPITAL
Tangible equity to tangible assets	10.14%	10.15%	9.67%	9.82%	9.41%
Tier 1 leverage capital ratio	11.47%	11.28%	11.08%	11.17%	11.16%
Common equity risk-based capital ratio	10.92%	11.00%	10.53%	10.47%	10.46%
Tier 1 risk-based capital ratio	12.28%	12.36%	11.87%	11.82%	11.84%
Total risk-based capital ratio	13.03%	13.09%	12.60%	12.55%	12.56%
Tier 1 capital	$406,445	405,148	395,010	388,788	379,334
Tier 1 plus tier 2 capital	$431,273	429,038	419,424	412,841	402,469
Total risk-weighted assets	$3,309,336	3,276,754	3,327,723	3,289,958	3,204,295
Book value per common share	$25.82	25.36	24.93	24.34	23.37
Tangible book value per common share	$22.55	22.12	21.64	21.05	20.05
Cash dividend per common share	$0.28	0.27	0.27	0.26	0.26

ASSET QUALITY
Gross loan charge-offs	$40	112	519	78	174
Recoveries	$229	287	180	96	79
Net loan charge-offs (recoveries)	$(189)	(175)	339	(18)	95
Net loan charge-offs (recoveries) to average loans	(0.03%)	(0.02%)	0.05%	(0.01%)	0.01%
Allowance for loan losses	$24,828	23,889	24,414	24,053	23,135
Allowance to loans	0.86%	0.89%	0.88%	0.89%	0.89%
Nonperforming loans	$3,469	2,284	2,644	3,505	4,138
Other real estate/repossessed assets	$271	452	243	446	396
Nonperforming loans to total loans	0.12%	0.08%	0.09%	0.12%	0.15%
Nonperforming assets to total assets	0.10%	0.08%	0.08%	0.11%	0.13%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$37	34	32	33	45
Construction	$283	0	0	0	0
Owner occupied / rental	$2,922	2,364	2,576	3,225	3,404
Commercial real estate:
Land development	$43	0	0	0	0
Construction	$0	0	0	0	0
Owner occupied	$287	326	240	642	791
Non-owner occupied	$0	0	26	26	62
Non-real estate:
Commercial assets	$156	0	0	2	207
Consumer assets	$12	12	13	23	25
Total nonperforming assets	$3,740	2,736	2,887	3,951	4,534

NONPERFORMING ASSETS - RECON
Beginning balance	$2,736	2,887	3,951	4,534	4,952
Additions - originated loans & former bank facilities	$1,344	30	339	26	539
Other activity	$(31)	135	57	34	0
Return to performing status	$(7)	0	(126)	0	0
Principal payments	$(110)	(232)	(1,014)	(512)	(382)
Sale proceeds	$(192)	(36)	(253)	(74)	(429)
Loan charge-offs	$0	(48)	(59)	(36)	(146)
Valuation write-downs	$0	0	(8)	(21)	0
Ending balance	$3,740	2,736	2,887	3,951	4,534

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$873,679	846,551	882,747	881,196	839,207
Land development & construction	$62,908	56,118	48,418	45,158	45,892
Owner occupied comm'l R/E	$579,229	579,004	567,267	556,868	551,517
Non-owner occupied comm'l R/E	$823,366	835,345	883,079	852,844	835,679
Multi-family & residential rental	$133,148	124,526	126,855	128,489	127,903
Total commercial	$2,472,330	2,441,544	2,508,366	2,464,555	2,400,198
Retail:
1-4 family mortgages	$356,338	339,749	346,095	335,618	316,315
Home equity & other consumer	$72,875	75,374	78,552	81,320	83,126
Total retail	$429,213	415,123	424,647	416,938	399,441
Total loans	$2,901,543	2,856,667	2,933,013	2,881,493	2,799,639

END OF PERIOD BALANCES
Loans	$2,901,543	2,856,667	2,933,013	2,881,493	2,799,639
Securities	$330,149	352,657	363,535	365,926	355,878
Other interest-earning assets	$186,938	180,469	144,263	92,750	168,572
Total earning assets (before allowance)	$3,418,630	3,389,793	3,440,811	3,340,169	3,324,089
Total assets	$3,657,387	3,632,915	3,710,380	3,576,139	3,551,754
Noninterest-bearing deposits	$956,290	924,916	967,189	918,581	857,734
Interest-bearing deposits	$1,689,126	1,765,468	1,799,902	1,700,628	1,753,240
Total deposits	$2,645,416	2,690,384	2,767,091	2,619,209	2,610,974
Total borrowed funds	$576,996	506,301	517,523	543,098	544,566
Total interest-bearing liabilities	$2,266,122	2,271,769	2,317,425	2,243,726	2,297,806
Shareholders' equity	$418,389	416,561	407,200	400,117	383,729

AVERAGE BALANCES
Loans	$2,861,047	2,871,674	2,903,161	2,848,343	2,787,430
Securities	$344,906	362,347	363,394	357,718	354,459
Other interest-earning assets	$153,638	176,034	118,314	94,616	67,915
Total earning assets (before allowance)	$3,359,591	3,410,055	3,384,869	3,300,677	3,209,804
Total assets	$3,602,784	3,650,087	3,622,168	3,529,598	3,441,774
Noninterest-bearing deposits	$923,827	948,602	930,851	875,645	852,247
Interest-bearing deposits	$1,724,030	1,759,377	1,741,563	1,719,433	1,668,563
Total deposits	$2,647,857	2,707,979	2,672,414	2,595,078	2,520,810
Total borrowed funds	$517,961	509,932	529,590	530,802	532,864
Total interest-bearing liabilities	$2,241,991	2,269,309	2,271,153	2,250,235	2,201,427
Shareholders' equity	$419,612	410,593	403,350	389,133	376,103